                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               CYTYC Corporation
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                               CYTYC CORPORATION
                                85 SWANSON ROAD
                             BOXBOROUGH, MA 01719

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1998

                               ----------------

To the Stockholders of Cytyc Corporation:

  Notice is hereby given that the annual meeting of stockholders of Cytyc Corporation, a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on Wednesday, May 6, 1998, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts to consider and act upon the following proposals:

    1. To elect two directors to Class II of the Company's Board of Directors, to serve for a term of three years or until successors are elected and qualified.

    2. To ratify the selection of the firm of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1998.

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          A. Suzanne Meszner-Eltrich
                                          Secretary

Boxborough, Massachusetts
April 3, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               CYTYC CORPORATION
                                85 SWANSON ROAD
                             BOXBOROUGH, MA 01719

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 April 3, 1998

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Cytyc Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of the Company's stockholders to be held on Wednesday, May 6, 1998 (the "Annual Meeting") at 9:30 a.m., local time, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts 01719, or at any adjournments thereof. The Company's Summary Annual Report and Form 10-K, which includes financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 1997, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

  The Board of Directors has fixed the close of business on March 9, 1998 as the record date (the "Record Date"). Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or an adjournment thereof. As of the Record Date, an aggregate of 17,582,797 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cytyc Corporation, 85 Swanson Road, Boxborough, MA 01719, Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

QUORUM AND VOTES REQUIRED

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Votes withheld from the nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Class II Directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Class II Directors.

On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  The persons named as attorneys in the proxies, Patrick J. Sullivan and Joseph W. Kelly, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of two Class II Directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, all as further described in this Proxy Statement. ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS' INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING.

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table set forth below; and (iv) all directors, nominees for director and executive officers of the Company as a group.

                                           AMOUNT AND
   NAME AND ADDRESS                          NATURE
   OF BENEFICIAL OWNER                   OF OWNERSHIP(1) PERCENTAGE OF CLASS(2)
   -------------------                   --------------- ----------------------
   The Capital Group Companies,
    Inc.(3).............................      933,700             5.31%
    333 South Hope Street
    Los Angeles, CA 90071
   FMR Corp.(4).........................    2,265,715            12.89%
    82 Devonshire Street
    Boston, MA 02109
   Putnam Investments, Inc.(5)..........    2,318,481            13.19%
    One Post Office Square
    Boston, MA 02109
   Patrick J. Sullivan(6)...............      209,176             1.19%
   Joseph W. Kelly(7)...................       35,159                *
   Daniel J. Levangie(8)................       18,050                *
   Ted S. Geiselman(9)..................       40,342                *
   Robert J. Silverman(10)..............        7,573                *
   Sally W. Crawford(11)................        1,250                *
   Franklin J. Iris(12).................       25,769                *
   William G. Little(13)................        1,250                *
   C. William McDaniel(14)..............       14,084                *
   Anna S. Richo(15)....................        1,250                *
   Monroe Trout, M.D.(16)...............       42,160                *
   All directors, nominees for director
    and executive officers as a group
    (12 persons)(17)....................      396,635             2.26%

--------
   * Less than one percent of the outstanding Common Stock.
 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
 (2) Applicable percentage ownership as of the Record Date is based upon 17,582,797 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (3) Information obtained from Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. on February 11, 1998. Includes 933,700 shares beneficially owned by SMALLCAP World Fund, Inc. SMALLCAP World Fund, Inc. is an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Capital Group

     Companies, Inc. wholly owns Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Capital Research and Management Company may be deemed to beneficially own the shares owned by SMALLCAP World Fund, Inc., as a result of acting as investment adviser to SMALLCAP World Fund, Inc.
 (4) Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission by FMR Corp. on March 10, 1998. Includes 2,106,215 shares owned by Fidelity Management & Research Company ("Fidelity Research") and 149,500 shares owned by Fidelity Management Trust Company ("Fidelity Trust"). Fidelity Research and Fidelity Trust are both wholly-owned subsidiaries of FMR Corp. Mr. Edward C. Johnson 3d., Chairman of
     FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., own 12% and 24.5%, respectively, of the outstanding voting common stock of FMR Corp. Various Johnson family members, through the ownership of voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity Research, which power resides with Fidelity Research's Board of Trustees. Fidelity Research carries out the voting of the shares under written guidelines established by Fidelity Research's Board of Trustees. Mr. Johnson and FMR Corp., through their control of Fidelity Trust, have sole voting and dispositive power over the shares owned by Fidelity Trust. Also includes 10,000 shares owned by Fidelity International Limited ("FIL"), a Bermudan joint stock company, which is an investment adviser to various investment companies and certain institutional investors. A partnership controlled by Mr. Johnson and members of his family owns shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL voting stock. Mr. Johnson is also Chairman of FIL. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.
     Other than when one serves as a sub adviser to the other, their investment decisions are made independently, and their clients are generally different organizations. FMR Corp. and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.
 (5) Information obtained from Schedule 13G/A filed by Putnam Investments,
     Inc. with the Securities and Exchange Commission on January 28, 1998. Includes 2,053,564 shares beneficially owned by Putnam Investment Management, Inc. and 264,917 shares owned by The Putnam Advisory Company, Inc. Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two investment advisers registered under Section 203 of the Investment Advisers Act: Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. The Putnam
     Advisory Company, Inc. is an institutional investment advisor.
 (6) Includes 14,765 shares issuable pursuant to presently exercisable stock options. Excludes 277,000 shares issuable pursuant to stock options that are not presently exercisable.
 (7) Includes 10,859 shares issuable pursuant to presently exercisable stock options. Excludes 151,141 shares issuable pursuant to stock options that are not presently exercisable.
 (8) Includes 12,860 shares issuable pursuant to presently exercisable stock options. Excludes 115,667 shares issuable pursuant to stock options that are not presently exercisable.
 (9) Includes 10,860 shares issuable pursuant to presently exercisable stock options. Excludes 97,286 shares issuable pursuant to stock options that are not presently exercisable.
(10) Includes 7,573 shares issuable pursuant to presently exercisable stock options. Excludes 89,427 shares issuable pursuant to stock options that are not presently exercisable.

(11) Includes 1,250 shares issuable pursuant to presently exercisable stock options. Excludes 13,750 shares issuable pursuant to stock options which are not presently exercisable.
(12) Includes 20,251 shares issuable pursuant to presently exercisable stock options. Also includes the vested portion of a stock award of 500 shares granted on January 1, 1998, which vests monthly in twelve equal installments over the course of the calendar year. Excludes 5,749 shares issuable pursuant to stock options which are not presently exercisable.
(13) Includes 1,250 shares issuable pursuant to presently exercisable stock options. Excludes 13,750 shares issuable pursuant to stock options which are not presently exercisable.
(14) Includes 13,417 shares issuable pursuant to presently exercisable stock options. Also includes the vested portion of a stock award of 500 shares granted on January 1, 1998, which vests monthly in twelve equal installments over the course of the calendar year. Excludes 4,083 shares issuable pursuant to stock options which are not presently exercisable.
(15) Includes 1,250 shares issuable pursuant to presently exercisable stock options. Excludes 13,750 shares issuable pursuant to stock options which are not presently exercisable.
(16) Includes 39,326 shares held by the Trout Family Trust. Also includes 2,667 shares issuable pursuant to presently exercisable stock options. Also includes the vested portion of a stock award of 500 shares granted on January 1, 1998, which vests monthly in twelve equal installments over the course of the calendar year. Excludes 5,749 shares issuable pursuant to stock options which are not presently exercisable.
(17) Includes 97,575 shares issuable pursuant to presently exercisable stock options.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is currently fixed at seven members. There are presently seven (7) individuals serving as Directors of the Company. Mr. Frederick R. Blume, Mr. Guy de Chazal, Ms. Janet G. Effland and Mr. Edwin M. Kania, Jr., each formerly a Director of the Company, resigned on January 28, 1998. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms.

  Messrs. Franklin J. Iris and William G. Little are Class II directors whose terms expire at this Annual Meeting of Stockholders. The Board is also composed of (i) three Class I directors (Ms. Sally W. Crawford and Messrs. C. William McDaniel and Patrick J. Sullivan), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000 and (ii) two Class III directors (Ms. Anna S. Richo and Monroe Trout, M.D.), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1999.

  Two Class II Directors will be elected at this Annual Meeting of Stockholders for a term of three years. The Class II nominees, Messrs. Franklin J. Iris and William G. Little are each currently serving as Class II Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of both nominees, to hold office until the Annual Meeting of Stockholders to be held in 2001 or until their respective successors are duly elected and qualified. Both of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.
                            ---

  The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Company, the year each nominee's or director's term will expire and the class of director of each nominee or director:

 NOMINEE'S OR DIRECTOR'S
      NAME AND YEAR
   NOMINEE OR DIRECTOR        POSITION(S) HELD     YEAR TERM
 FIRST BECAME A DIRECTOR      WITH THE COMPANY    WILL EXPIRE CLASS OF DIRECTOR
 -----------------------   ---------------------  ----------- -----------------
 NOMINEES:
 Franklin J. Iris (1989)   Director                  1998             II
 William G. Little (1998)  Director                  1998             II
 CONTINUING DIRECTORS:
 Sally W. Crawford (1998)  Director                  2000              I
 C. William McDaniel       Director                  2000              I
  (1987)
 Patrick J. Sullivan       Director                  2000              I
  (1994)
 Anna S. Richo (1998)      Director                  1999            III
 Monroe Trout, M.D.        Director                  1999            III
  (1993)

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth for each Class II nominee to be elected at the Annual Meeting, the current Class I Directors and Class III Directors who will continue to serve as directors beyond the Annual Meeting, and the executive officers of the Company, their ages and present positions with the Company as of the date of the Annual Meeting:

          NAME             AGE POSITION
          ----             --- --------
Patrick J. Sullivan(3)...   46 President, Chief Executive Officer and Director
Joseph W. Kelly..........   53 Vice President, Finance, Chief Financial Officer
                                and Treasurer
Daniel J. Levangie.......   47 Vice President of Commercial Operations
Ted S. Geiselman.........   42 Vice President of Technical Operations
A. Suzanne Meszner-         45 Vice President, Human Resources, General Counsel
 Eltrich.................       and Secretary
Monroe Trout, M.D.(3)....   66 Chairman of the Board of Directors
Sally W. Crawford(1)(2)..   44 Director
Franklin J. Iris(2)......   67 Director
William G. Little(1)(3)..   55 Director
C. William                  56 Director
 McDaniel(1)(3)..........
Anna S. Richo(2).........   37 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Nominating Committee.

DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING

  Franklin J. Iris became a director of the Company in 1989. Since 1986, Mr. Iris has served as the President of Iris and Associates, a firm providing investment consulting services for venture capital and emerging growth companies in the medical industry. He serves on the board of a number of privately-held health care companies and institutions and also on the board of a publicly-held company, Photon Technology International, Inc. Mr. Iris was formerly a senior executive at Becton Dickinson and Company where, at various times, he served as Group President, President of the Clay Adams Division and Corporate Controller.

  William G. Little became a director of the Company in January of 1998. He is currently the Chairman, President, and Chief Executive Officer of The West Company, Incorporated. Prior to joining The West Company, Mr. Little served as President of Kendall's Health Care Division, as well as Senior Group Vice President for C.R. Bard's United States Operations, Managing Director and Area Vice President for Bard's European Operations and General Manager of Johnson & Johnson's Patient Care Division in England. Mr. Little currently serves on the Board of Directors for Fox Chase Cancer Center.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

  Monroe E. Trout, M.D., became a director of the Company in 1993 and was elected Chairman of the Board of Directors of the Company in January 1998. Following his retirement from American Healthcare Systems ("AmHS"), a major national consortium of more than 1,000 hospitals, in January 1995, Dr. Trout was named Chairman Emeritus of AmHS. Prior to his retirement, from 1986 to January 1995, Dr. Trout held various positions with AmHS, including Chairman, Chief Executive Officer and President. Prior to his employment at AmHS, Dr. Trout was a Senior Vice President and a member of the Board of Directors of Sterling Drug, Inc. Dr. Trout serves as a director of Baxter International, Inc., The West Company, Incorporated, the University of California San Diego Foundation and SAIC.

  Sally W. Crawford became a director of the Company on January 28, 1998. From 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities including leading that company's Northern Region operations and marketing efforts. Prior to joining Healthsource, Ms. Crawford served as the Marketing Director for Beacon Health and Matthew Thornton Health Plan, both of which are New Hampshire health maintenance organizations. Ms. Crawford currently is a health care consultant in New Hampshire. Ms. Crawford serves as a director of Harborside Healthcare, a long term and subacute care company, and is also a director of Yankee Publishing, publisher of Yankee Magazine and The Old Farmers Almanac.

  C. William McDaniel became a director of the Company in April 1987 and served as a consultant to the Company from March 1995 to February 1997. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc.

  Patrick J. Sullivan has served as President and Chief Executive Officer and as a director of the Company since March 1994. From January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing. Prior to joining the Company, Mr. Sullivan was employed in several marketing positions for five years by Abbott Laboratories, a diversified health care company. Prior to that, Mr. Sullivan was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate of the United States Naval Academy and received an M.B.A. from Harvard University.

  Anna S. Richo became a director of the Company on January 28, 1998. She is currently the associate general counsel at Baxter International, Inc., where she has worked in various legal positions for the past six years. Prior to joining Baxter, Ms. Richo was an attorney for The NutraSweet Company.

EXECUTIVE OFFICERS

  Joseph W. Kelly joined the Company in November 1995 as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary. From 1984 through March 1995, Mr. Kelly held a variety of positions including Chairman, Chief Executive Officer and Chief Financial Officer of Crop Genetics International, a publicly held biotechnology company. From 1966 to 1983, Mr. Kelly held various positions, including Partner, with Deloitte Haskins & Sells (now Deloitte & Touche), an international consulting and accounting firm. He has been a member of the faculty at Harvard University, Johns Hopkins University and Loyola College. Mr. Kelly is a Certified Public Accountant and received his B.B.A. from Niagara University.

  Daniel J. Levangie joined the Company in June 1992 as Director of Sales, North America. From March 1994 to October 1996, Mr. Levangie served as Vice President of Sales and Marketing until October 1996 when he served as Vice President of Sales. At the close of 1997, Mr. Levangie moved into the expanded role of Vice President of Commercial Operations. Prior to joining the Company, Mr. Levangie held a variety of sales and marketing positions with Abbott Laboratories, a diversified health care company, from 1975 through 1992. Mr. Levangie received a B.S. degree in Pharmacy from the College of Pharmacy & Allied Health Sciences of Northeastern University.

  Ted S. Geiselman joined the Company in October 1993 as Vice President of Engineering. In May 1994, Mr. Geiselman assumed responsibility for manufacturing operations. From May 1994 to June 1997, Mr. Geiselman served as Vice President of Operations and since June 1997, has served as Vice President of Technical Operations. Mr. Geiselman was the Director of Instrument Systems/Technology Management at Baxter Diagnostics, a medical diagnostic company, from March 1991 through October 1993. Mr. Geiselman received a B.S. in Mechanical Engineering from Pennsylvania State University.

  A. Suzanne Meszner-Eltrich joined the Company as Vice President, Human Resources and General Counsel in September 1997. Prior to joining the Company, Ms. Meszner-Eltrich was an independent general counsel and human resources executive for a number of private and public high technology companies in New England. From April 1992 through June 1995, she was Vice President, Human Resources and General Counsel of Easel Corporation of Burlington, Massachusetts. Ms. Meszner-Eltrich received her Doctor of Jurisprudence from New England School of Law and a B.A. from Ohio State University.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met ten times during the fiscal year ended December 31, 1997. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. The Audit Committee, which oversees the accounting, financial functions and regulatory affairs of the Company, met two times during 1997. Mr. Guy de Chazal, a former Director and member of the Audit Committee, resigned on January 28, 1998. Mr. Iris, Ms. Crawford and Ms. Richo are the current members of the Audit Committee. The Compensation Committee of the Company, which determines the compensation of the Company's senior management and administers the Company's stock plans, met two times and acted by written consent 38 times during 1997. Ms. Janet G. Effland and Mr. Frederick R. Blume, each a former Director and member of the Compensation Committee, resigned on January 28, 1998. Messrs. McDaniel and Little and Ms. Crawford are the current members of the Compensation Committee. The Nominating Committee, which is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company, met three times during 1997. Mr. de Chazal and Ms. Effland, each a former director and member of the Nominating Committee, resigned on January 28, 1998. Messrs. Little, McDaniel, Sullivan and Dr. Trout are the current members of the Nominating Committee. The Nominating Committee considers suggestions from shareholders regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. During the year ended December 31, 1997, each of the Company's directors attended at least 75 percent of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for fiscal years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                      COMPENSATION
                                                      -------------
                                ANNUAL COMPENSATION     AWARDS(1)
                                --------------------  -------------
                                                       SECURITIES
                                                       UNDERLYING
NAME AND PRINCIPAL                                       OPTIONS     ALL OTHER
POSITION                   YEAR SALARY($)  BONUS($)   (# OF SHARES) COMPENSATION
------------------         ---- ---------- ---------  ------------- ------------
Patrick J. Sullivan....... 1997    175,000   115,000           0          --
 President and Chief       1996    157,500    80,000      40,000          --
 Executive Officer         1995    150,000    45,000     158,276          --

Joseph W. Kelly(2)........ 1997    150,000    60,000           0          --
 Vice President, Chief     1996    140,000    50,000      30,000          --
 Financial Officer
 and Treasurer             1995     22,975    20,000     195,000       25,000(3)

Daniel J. Levangie........ 1997    150,000    60,000           0          --
 Vice President of         1996    137,900    40,000      30,000          --
 Commercial Operations     1995    125,000    30,000      93,545          --

Ted S. Geiselman.......... 1997    150,000    70,000           0          --
 Vice President of         1996    127,500    50,000      30,000          --
 Technical
 Operations                1995    120,000    20,000      43,910          --

Robert J. Silverman(4).... 1997    150,000    45,000           0      140,400(3)
 Vice President of         1996     53,700       --      100,000       50,000(5)
 Marketing

--------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts to the Named Executive Officers during the fiscal years ended December 31, 1997, 1996 and 1995.
(2) Mr. Kelly commenced employment with the Company in November 1995.
(3) Represents payment made by the Company for reimbursement of moving and relocation expenses.
(4) Mr. Silverman commenced employment with the Company in November 1996.
(5) Represents payment made by the Company as a signing bonus.

OPTIONS GRANTS IN LAST FISCAL YEAR

  The Company did not grant any stock options to any of the Named Executive Officers during the fiscal year ended December 31, 1997.

AGGREGATE OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth certain information with respect to options to purchase the Company's Common Stock granted to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended December 31, 1997; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1997; and (iv) the value of unexercised options with exercise prices equal to or less than the market value of the Common Stock at December 31, 1997 ("In-the-Money").

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING           VALUE OF UNEXERCISED,
                                                             UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS AT                OPTIONS AT
                            SHARES                        DECEMBER 31, 1997     DECEMBER 31, 1997 ($)(2)
                         ACQUIRED ON       VALUE      ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ------------ --------------- ------------------------- -------------------------
Patrick J. Sullivan.....       --             --           112,055      260,765 $  2,472,881 $  5,588,532
Joseph W. Kelly.........    39,000       $828,750            7,500      139,500          --     2,625,188
Daniel J. Levangie......    41,565        992,767            8,500      105,027       23,688    1,992,495
Ted S. Geiselman........    29,182        552,232            7,500       85,646          --     1,527,073
Robert J. Silverman.....    13,000        139,890            7,000       80,000       69,563      795,000

--------
(1) Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying Common Stock on the date of exercise.
(2) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the average of the closing bid and ask price on the Nasdaq National Market of $24.9375 per share of Common Stock on December 31, 1997 and do not reflect amounts that may be actually received by the Named Executive Officer upon exercise of options.

  All of the stock options set forth in the table above become fully vested and immediately exercisable upon a consolidation, merger or sale of substantially all of the assets of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for the policy and administration of compensation of the Company's executive officers. The Compensation Committee is also responsible for the administration of the Company's stock ownership plans under which option grants and direct stock issuances may be made to executive officers of the Company. During fiscal year 1997, the Compensation Committee was comprised of Mr. Blume, Ms. Effland and Dr. Trout, none of whom was an employee of the Company. (Mr. Blume and Ms. Effland, each formerly a Director and member of the Compensation Committee, resigned on January 28, 1998). This report addresses the compensation policies determined by Mr. Blume, Ms. Effland and Dr. Trout for fiscal year 1997 as they applied to Mr. Sullivan, in his capacity as President and Chief Executive Officer of the Company, and other executive officers of the Company.

  Overview and Philosophy. The Company uses its compensation program to achieve the following objectives:

  . To provide compensation that attracts, motivates and retains the talented, high caliber executive officers and employees to achieve the Company's strategic objectives, as determined by the Board of Directors.

  . To align the interest of executive officers with the success of the Company.

  . To align the interest of executive officers with stockholders by including long-term equity incentives.

  . To increase the long-term profitability of the Company and, accordingly, increase stockholder value.

  Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, annual cash incentive bonuses, and long-term incentive awards in the form of stock option grants. It is the Compensation Committee's objective to have a portion of each executive officer's cash compensation contingent upon the achievement of specific predetermined corporate objectives as well as upon each executive officer's individual level of performance. In addition, the compensation program includes various other benefits, including medical and insurance plans, the Company's 401(k) Plan, the 1995 Stock Plan and the 1995 Employee Stock Purchase Plan, which plans are generally available to all employees of the Company.

  The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1997 are summarized below. The Compensation Committee may, however, in its discretion apply different or additional factors in making decisions with respect to executive compensation in future years.

  Base Salary. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee takes into account such factors as (i) the Company's past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers are made near the end of each fiscal year.

  Fiscal 1997 base salaries were determined by the Compensation Committee after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation for each executive officer. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

  Bonus and Commission Compensation. Bonus compensation for executives is based on the Company's achievement of predetermined corporate objectives for the executive's functional area, individual performance, and on a comparison of the executive's actual performance against his performance objectives. Bonuses are awarded on an annual basis.

  Long Term Incentive Compensation. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Committee generally grants options that become exercisable over a four year period as a means of encouraging executives to remain with the Company and promote its success. In general, the Compensation Committee awards executives of the Company stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

  When establishing stock option grant levels, the Compensation Committee considers general corporate performance, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

  It is the standard policy of the Company to grant an initial stock option grant to all executive officers at the time they commence employment consistent with the number of options granted to executive officers within and without the industry at similar levels of seniority. In addition, the Compensation Committee may from time-to-time make performance-based grants as it deems appropriate. In making such performance-based grants, the Compensation Committee considers individual contributions to the Company's financial, operational and strategic objectives.

  Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees, including executive officers of the Company.

  Chief Executive Officer Compensation. In fiscal year 1997, the Company's President and Chief Executive Officer, Patrick J. Sullivan, received a base salary of $175,000, which represents an increase of $17,500 or 11% over his 1996 base salary. The base salary is believed by the Committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size and stage of development. Mr. Sullivan received bonus compensation of $115,000, which was determined based on corporate performance and the achievement of various milestones in the Company's growth and development over the year.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to the Company to $1 million for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Compensation Committee has considered these requirements and the regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The Compensation Committee believes that any compensation deductions attributable to options granted under the 1995 Plan currently qualify for an exception to the requirements of Section 162(m).

                                          Respectfully Submitted by the
                                           Compensation Committee:

                                          Frederick R. Blume
                                          Janet G. Effland
                                          Monroe Trout, M.D.

COMPENSATION OF DIRECTORS

  Non-employee directors receive a fee of $1,000 for each meeting of the Board, $500 for each committee meeting that they attend in person and are reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in the Company's 1995 Non-Employee Director Stock Option Plan.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering through December 31, 1997, with the cumulative total return of the Nasdaq Market Value Index ("Nasdaq Index") and the Laboratory Analytical Instruments (SIC Code 3826) Index ("SIC Code 3826 Index"). The comparison assumes $100 was invested on March 8, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes any dividends were reinvested.

                  COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)

                             [GRAPH APPEARS HERE]

                                3/8/96   3/31/96  6/30/96  9/30/96  12/31/96  3/31/97  6/30/97  9/30/97  12/31/97

CYTYC Corp                      100      105      162       94      169       117      170      157      155
NASDAQ Stock Market (U.S.)      100      104      112      116      122       115      136      159      150
H&Q Hlthcare-Excl Biotech       100      101       95      105      105       100      120      125      125


--------
(1) Prior to March 8, 1996 the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price information shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Research Data, San Francisco, California, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On February 25, 1997, the Company advanced an aggregate of $85,000 to Robert
J. Silverman, Vice President of Marketing of the Company, and his spouse for housing assistance, which is evidenced by a promissory note. The loan has been repaid in full. The accrued interest under the promissory note was waived and recorded as moving expenses.

                                  PROPOSAL 2

                     RATIFICATION OF SELECTION OF AUDITORS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of Arthur Andersen LLP, independent certified accountants, to serve as auditors for the year ending December 31, 1998. It is expected that a member of the firm of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE "FOR" THE RATIFICATION OF THIS SELECTION.
                      ---

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and holders of more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the period ended December 31, 1997, the Company believes that all Reporting Persons complied with Section 16(a) filing requirements in the period ended December 31, 1997 except as noted below. Janet G. Effland and Frederick R. Blume, each a former Director of the Company, each filed one late Form 4 reflecting one transaction that was not reported in a timely manner. Edwin M. Kania, Jr., a former Director of the Company, filed one late Form 4 reflecting two transactions that were not reported in a timely manner. Mr. Geiselman filed a Form 5 reporting one transaction that was not reported in a timely manner. Mr. Kelly filed a late Form 5 related to the purchase of shares under the Company's Employee Stock Purchase Plan.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received no later than the close of business on December 1, 1998 at the Company's principal executive offices in order to be included in the Company's proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

                           EXPENSES AND SOLICITATION

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

Boxborough, Massachusetts
April 3, 1998

--------------------------------------------------------------------------------

                               CYTYC CORPORATION

                    Proxy For Annual Meeting of Stockholders

                                  May 6, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Patrick J. Sullivan and Joseph W. Kelly and each or both of them, proxies, with full power of substitution, to vote all shares of stock of Cytyc Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 6, 1998 at 9:30 A.M. at the Holiday Inn, One Adams Place, Boxborough, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 3, 1998, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1, FOR THE PROPOSAL IN ITEM 2, AND IN THE JUDGMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ITEM 3.

Please mark
votes as in this
example.

/X/

1. To elect two directors to Class II of the Company's Board of Directors to serve for a term of three years or until successors are elected and qualified.

FOR                   WITHHELD  Nominees:  Franklin J. Iris, William G. Little

-------------------------------------------------------
For both nominees except as noted above


2. To ratify the selection of the firm of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1998.


FOR                   AGAINST            ABSTAIN


3. To transact such other business as may properly come before the meeting and any adjournments thereof.



                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:__________________ Date:_____  Signature:_________________Date:_______

-------------------------------------------------------------------------------